Exhibit 99.5
STOCKHOLDERS AGREEMENT
     THIS STOCKHOLDERS AGREEMENT (the “Agreement”) is made as of October 18, 2009 by and among Brickell Bay Acquisition Corp., a Delaware corporation (the “Company”), H.I.G. Healthcare, LLC, a Cayman Islands limited company (the “Investor”), each Person executing this Agreement and listed as a Rollover Stockholder on the signature pages hereto (the “Rollover Stockholders”), and the individuals set forth from time to time on the Schedule of Executives attached hereto (each such individual, an “Executive” and collectively, the “Executives”). The Investor, the Rollover Stockholders and the Executives are collectively referred to herein as the “Stockholders” and individually as a “Stockholder.” Capitalized terms used but not otherwise defined herein are defined in Section 11 hereof. Subject to Section 36 hereof, this Agreement shall become effective (the “Effective Date”) upon the Closing Date as defined in the Merger Agreement.
     WHEREAS, the Investor will purchase shares of the Company’s Common Stock, par value $0.01 per share (the “Common Stock”), and the Company’s Junior Preferred Stock, par value $0.01 per share (the “Junior Preferred Stock”), pursuant to a purchase agreement between the Investor and the Company dated as of the date hereof (the “Purchase Agreement”).
     WHEREAS, the Rollover Stockholders will acquire shares of Common Stock, the Company’s Senior Preferred Stock, par value $0.01 per share (the “Senior Preferred Stock”) and Junior Preferred Stock (collectively, the “Rollover Stock”) pursuant to those certain Exchange Agreements, dated as of the date hereof, between the Company and each of the Rollover Stockholders (the “Exchange Agreements”).
     WHEREAS, the Executives and certain employees of the Company or its Subsidiaries may acquire shares of Common Stock and/or Junior Preferred Stock (the “Executive Stock”) pursuant to the Management Purchase Agreements.
     WHEREAS, the execution and delivery of this Agreement is a condition to the Investor’s purchase of Common Stock and Junior Preferred Stock pursuant to the Purchase Agreement.
     NOW, THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties to this Agreement hereby agree as follows:
     1. Board of Directors.
     (a) From and after the date hereof and until the provisions of this Section 1 cease to be effective, each Stockholder shall vote all of his, her or its Stockholder Shares and any other voting securities of the Company over which such Stockholder has voting control and shall take all other necessary or desirable actions within his, her or its control (whether in his, her or its capacity as a stockholder, director, member of a board committee or officer of the Company or otherwise, and including, without limitation, attendance at meetings in person or by proxy for purposes of obtaining a quorum and execution of written consents in lieu of meetings), and the Company shall take all necessary and desirable actions within its control (including, without limitation, calling special board and stockholder meetings), so that:

     (i) the authorized number of directors on the Company’s board of directors (the “Board”) shall initially be established at nine (9) directors (or such greater or lesser number as determined from time to time by the holders of a majority of the Stockholder Shares then outstanding);
     (ii) the following persons shall initially be elected to the Board:
     (A) five (5) representatives designated by the Investor (the “Investor Directors”);
     (B) three (3) representatives designated by Parallex, LLC (“Parallex”) (the “Parallex Directors”);
     (C) the chief executive officer of the Company (the “Executive Director”).
     (iii) the composition of the board of directors of each of the Company’s subsidiaries, or the equivalent if the subsidiary is not a corporation, (a “Sub Board”) shall be the same as that of the Board, except as otherwise agreed by the Board;
     (iv) the removal from the Board or a Sub Board (with or without cause) of any Investor Director, Parallex Director or the Executive Director shall be only upon the written request of the person or persons originally entitled to designate such director pursuant to Section 1(a)(ii) above; provided that if the Executive Director ceases to be an employee of the Company and its subsidiaries, he or she shall be removed as a director promptly after his employment ceases on a date specified by the Investor; and
     (v) in the event that any representative designated hereunder for any reason ceases to serve as a member of the Board or a Sub Board during his or her term of office, the resulting vacancy on the Board or the Sub Board shall be filled by a representative designated by the person or persons originally entitled to designate such director pursuant to Section 1(a)(ii) above.
     (b) There shall be at least three meetings of the Board during every fiscal year. The Company shall pay all out-of-pocket expenses incurred by each director in connection with attending regular and special meetings of the Board, any Sub Board and any committee thereof.
     (c) If any party fails (but is otherwise entitled) to designate a representative to fill a directorship pursuant to the terms of this Section 1, the election of a person to such directorship shall be accomplished in accordance with the By—Laws and applicable law; provided that the parties shall take all necessary actions to remove such individual if the party or parties which failed (and are otherwise entitled) to designate such a representative so directs.

     2. Irrevocable Proxy; Conflicting Agreements.
     (a) In order to secure each Stockholder’s obligation to vote his, her or its Stockholder Shares and other voting securities of the Company in accordance with the provisions of Section 1 and Section 4 hereof, each Stockholder hereby appoints the Investor (“Proxy”), as his, her or its true and lawful proxy and attorney—in—fact, with full power of substitution, to vote all such Stockholder’s Stockholder Shares and other voting securities of the Company for the election and/or removal of directors and all such other matters as expressly provided for in Section 1 and Section 4. Proxy may exercise the irrevocable proxy granted to it hereunder at any time such Stockholder fails to comply with the provisions of this Agreement. The proxies and powers granted by each Stockholder pursuant to this Section 2 are coupled with an interest and are given to secure the performance of such Stockholder’s obligations to the Investor under this Agreement. Such proxies and powers shall be irrevocable for the term of this Agreement and shall survive the death, incompetency, disability, bankruptcy or dissolution of each such Stockholder and the subsequent holders of his, her or its Stockholder Shares.
     (b) Each Stockholder represents that he has not granted and is not a party to any proxy, voting trust or other agreement which is inconsistent with or conflicts with the provisions of this Agreement, and no holder of Stockholder Shares shall grant any proxy or become party to any voting trust or other agreement which is inconsistent with or conflicts with the provisions of this Agreement.
     3. Legend. Each certificate evidencing Stockholder Shares and each certificate issued in exchange for or upon the transfer of any Stockholder Shares (if such shares remain Stockholder Shares as defined herein after such transfer) shall be stamped or otherwise imprinted with a legend in substantially the following form:
“THE SECURITIES REPRESENTED BY THIS CERTIFICATE WERE ORIGINALLY ISSUED ON [                    ], 2009, HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR UNDER ANY STATE SECURITIES LAWS AND MAY NOT BE SOLD OR TRANSFERRED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT UNDER THE ACT AND APPLICABLE STATE SECURITIES LAWS OR AN EXEMPTION FROM REGISTRATION THEREUNDER. THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO A STOCKHOLDERS AGREEMENT DATED AS OF OCTOBER 18, 2009, AMONG THE ISSUER OF SUCH SECURITIES (THE “COMPANY”) AND CERTAIN OF THE COMPANY’S STOCKHOLDERS. A COPY OF SUCH STOCKHOLDERS AGREEMENT WILL BE FURNISHED WITHOUT CHARGE BY THE COMPANY TO THE HOLDER HEREOF UPON WRITTEN REQUEST.”
The Company shall imprint such legend on certificates evidencing Stockholder Shares outstanding prior to the date hereof. The legend set forth above shall be removed from the certificates evidencing any shares which cease to be Stockholder Shares.

     4. Sale of the Company.
     (a) Subject to Section 9, if the holders of a majority of the shares of Common Stock (voting as a single class) then outstanding approve a Sale of the Company (an “Approved Sale”), each holder of Stockholder Shares shall vote for, consent to and raise no objections against such Approved Sale. If the Approved Sale is structured as a (i) merger or consolidation, each holder of Stockholder Shares shall waive any dissenters’ rights, appraisal rights or similar rights in connection with such merger or consolidation, (ii) sale of stock, each holder of Stockholder Shares shall agree to sell all of his, her or its Stockholder Shares and rights to acquire Stockholder Shares on the terms and conditions approved by the holders of a majority of the shares of Common Stock (voting as a single class) then outstanding or (iii) a sale of assets, each holder of Stockholder Shares shall vote its Stockholder Shares to approve such sale and any subsequent liquidation of the Company or other distribution of the proceeds therefrom, whether by written consent or at a stockholders’ meeting (as requested by the Company). Each holder of Stockholder Shares shall take all necessary or desirable actions in connection with the consummation of the Approved Sale as requested by the Company (whether in his, her or its capacity as a stockholder, director, member of a board committee or other governing body or committee, and including attendance at meetings in person or by proxy for purposes of obtaining a quorum and execution of written consents in lieu of meetings). For the avoidance of doubt, the Stockholders agree that if any shares of Senior Preferred Stock are outstanding at the time an Approved Sale is consummated, no Stockholder shall receive any consideration on account of his, her or its shares of Junior Preferred Stock and/or Common Stock until the Liquidation Value (as such term is defined in the Certificate of Incorporation) plus any accrued but unpaid dividends have been paid to the holders of any outstanding shares of Senior Preferred Stock in accordance with the Certificate of Incorporation.
     (b) Upon the consummation of the Approved Sale, each Stockholder shall receive in exchange for the Stockholder Shares held by such Stockholder the same portion of the aggregate consideration (taking into account all forms of consideration received by any Stockholder in connection with an Approved Sale) from such Approved Sale that such Stockholder would have received if such aggregate consideration had been distributed by the Company in complete liquidation pursuant to the rights and preferences set forth in the Certificate of Incorporation as in effect immediately prior to the consummation of such Approved Sale. All holders of Stockholder Shares represented by then currently exercisable options or warrants to acquire Common Stock shall be given an opportunity, at the Board’s discretion, to either (A) exercise such options or warrants prior to the consummation of the Approved Sale and participate in such sale as holders of Common Stock or (B) upon the consummation of the Approved Sale, receive in exchange for such options or warrants consideration equal to the amount determined by multiplying (1) the same amount of consideration per share of Common Stock received by the holders of Common Stock in connection with the Approved Sale less the exercise price per share of Common Stock of such options or warrants to acquire Common Stock by (2) the number of shares of Common Stock represented by such then currently exercisable options or warrants.
     (c) If the Company or the holders of the Company’s securities enter into any negotiation or transaction for which Rule 506 (or any similar rule then in effect) promulgated by the Securities and Exchange Commission may be available with respect to such negotiation or transaction (including a merger, consolidation or other reorganization), each holder of Stockholder Shares will, at the request of the Company, appoint a “purchaser representative” (as such term is defined in Rule 501) reasonably acceptable to the Company. If any such holder of Stockholder Shares appoints a purchaser representative designated by the Company, then the Company shall pay the fees of such purchaser representative, but if such holder of Stockholder Shares declines to appoint the purchaser representative designated by the Company, such holder shall appoint another purchaser representative, and such holder shall be responsible for the fees of the purchaser representative so appointed.

     (d) Generally, the Company shall pay all transaction costs associated with any Approved Sale to the extent such costs are incurred for the benefit of all holders of Stockholder Shares. To the extent such costs are not incurred by the Company prior to the distribution to the holders of Stockholder Shares of proceeds from any Approved Sale or by the acquiring company, such costs shall be borne by each holder according to his, her or its pro rata share (based upon the amount of consideration received by such holder for such Stockholder Shares in the Approved Sale) of the costs of any Approved Sale. Each holder of Stockholder Shares shall be obligated to join on a pro rata basis (based upon the amount of consideration received by such holder for such Stockholder Shares in the Approved Sale) in any indemnification or other obligations that the holders of a majority of the shares of Common Stock (voting as a single class) then outstanding agrees to provide in connection with such Approved Sale (other than any such obligations that relate specifically to a holder of Stockholder Shares such as indemnification with respect to representations and warranties given by a holder regarding such holder’s title to and ownership of Stockholder Shares); provided that such indemnification shall not exceed such holder’s net proceeds from such Approved Sale.
     (e) Notwithstanding anything to the contrary contained herein, all of the Stockholders collectively irrevocably constitute and appoint the Investor, as their agent and representative to act from and after the date hereof and to do any and all things and execute any and all documents which may be necessary, convenient or appropriate to facilitate the consummation of an Approved Sale (including in their capacity as optionholders and/or warrantholders), including but not limited to: (i) execution of the documents and certificates pursuant to an Approved Sale; (ii) receipt and forwarding of notices and communications pursuant to an Approved Sale; (iii) administration of the provisions of any agreements entered into in connection with an Approved Sale; (iv) amending any agreement entered into in connection with an Approved Sale or any of the instruments to be delivered pursuant to such Approved Sale; and (v) engaging attorneys, accountants, agents or consultants on behalf of such Stockholders in connection with any Approved Sale or any other agreement contemplated thereby and paying any fees related thereto; provided that in each case, the Investor shall not take any action adverse to any Stockholder unless such action is also taken with respect to other similarly situated Stockholders (in terms of type/form of equity interest held). All acts of the Investor hereunder in its capacity as the agent and representative of the Stockholders shall be deemed to be acts on behalf of the Stockholders and not of the Investor individually. The Investor shall not be liable to the Stockholders in its capacity as agent and representative for any liability of a Stockholder or otherwise or for any error of judgment, any act done or step taken or for any mistake in fact or law, in each case to the extent taken or omitted by it in good faith. The Investor may seek the advice of legal counsel in the event of any dispute or question as to the construction of any of the provisions of this Agreement or its duties hereunder, and it shall incur no liability in its capacity as agent and representative to the Stockholders or the Company and shall be fully protected with respect to any action taken, omitted or suffered by it in good faith in accordance with the advice of such counsel. The Investor shall not by reason of this Agreement have a fiduciary relationship in respect of any Stockholder, except in respect of amounts received on behalf of the Stockholders. The appointment of the Investor as the agent and representative of the Stockholders is coupled with an interest and shall be irrevocable by any Stockholder in any manner or for any reason. This authority granted to the Investor shall not be affected by the death, illness, dissolution, disability, incapacity or other inability to act of the principal pursuant to any applicable law.

     (f) The provisions of this Section 4 shall terminate upon the consummation of the Company’s initial Public Offering.
     5. Initial Public Offering. In the event that the holders of a majority of the shares of Common Stock then outstanding approve an initial Public Offering, the holders of Stockholder Shares shall take all necessary or desirable actions in connection with the consummation of the initial Public Offering. In the event that such initial Public Offering is an underwritten offering and the managing underwriters advise the Company in writing that in their opinion the capital stock structure of the Company would adversely affect the marketability of the offering, each holder of Stockholder Shares shall consent to and vote for a recapitalization, reorganization and/or exchange of his, her or its capital stock into securities that the managing underwriters, the Board and holders of a majority of the shares of Common Stock then outstanding find acceptable and shall take all necessary or desirable actions in connection with the consummation of the recapitalization, reorganization and/or exchange; provided that the resulting securities must reflect and be substantially consistent with the rights, preferences and obligations set forth in the Certificate of Incorporation as in effect immediately prior to such initial Public Offering.
     6. Restrictions on Transfer of Stockholder Shares.
     (a) Transfer of Stockholder Shares. Subject to Section 8(c), no Stockholder shall sell, transfer, assign, pledge or otherwise dispose of (whether with or without consideration and whether voluntarily or involuntarily or by operation of law) any interest in his, her or its Stockholder Shares (a “Transfer”), except (i) pursuant to the provisions of Sections 4, 5 and 6 hereof, (ii) with the prior written consent of the Investor and (iii) to Permitted Transferees as contemplated in Section 6(c) hereof.
     (b) Participation Rights. At least 30 days prior to any Transfer of Stockholder Shares (other than pursuant to a Public Offering) by any Investor, such Investor making such Transfer (the “Transferring Investor”) shall deliver a written notice (the “Sale Notice”) to the Company and the other Stockholders (the “Other Stockholders”), specifying in reasonable detail the identity of the prospective transferee(s), the number and class of shares to be transferred and the terms and conditions of the Transfer. The Other Stockholders may elect to participate in the contemplated Transfer at the same price per share (whether voting or non-voting stock) and on the same terms by delivering written notice to the Transferring Investor within 30 days after delivery of the Sale Notice. If any Other Stockholders have elected to participate in such Transfer, the Transferring Investor and such Other Stockholders shall be entitled to sell in the contemplated Transfer, at the same price and on the same terms, a number of such class of Stockholder Shares equal to the product of (i) the quotient determined by dividing the percentage of such class of Stockholder Shares owned by such Person by the aggregate percentage of such class of Stockholder Shares owned by the Transferring Investor and the Other Stockholders participating in such sale and (ii) the number of Stockholder Shares of such class to be sold in the contemplated Transfer.

For example, if the Sale Notice contemplated a sale of 100 shares of Common Stock by the Transferring Investor, and if the Transferring Investor at such time owns 30% of all shares of Common Stock and if one Other Stockholder elects to participate and owns 20% of all shares of Common Stock, the Transferring Investor would be entitled to sell 60 shares (30% ÷ 50% x 100 shares) and the Other Stockholder would be entitled to sell 40 shares (20% ÷ 50% x 100 shares).
Each Transferring Investor shall use best efforts to obtain the agreement of the prospective transferee(s) to the participation of the Other Stockholders in any contemplated Transfer. If any prospective transferee refuses to purchase Stockholder Shares from any Other Stockholder, the Transferring Investor, may, at its option, purchase such Stockholder Shares from such Other Stockholder. No Transferring Investor shall transfer any of its Stockholder Shares to any prospective transferee if such prospective transferee declines to allow the participation of any Other Stockholder or if the Transferring Investor has not purchased the Stockholder Shares from an Other Stockholder in accordance with the immediately preceding sentence. Each Stockholder transferring Stockholder Shares pursuant to this Section 6(b) shall pay its pro rata share (based on the number of Stockholder Shares to be sold) of the expenses incurred by the Stockholders in connection with such transfer and shall be obligated to join on a pro rata basis (based on the number of Stockholder Shares to be sold) in any indemnification or other obligations that the Transferring Investor agrees to provide in connection with such transfer (other than any such obligations that relate specifically to a particular Stockholder such as indemnification with respect to representations and warranties given by a Stockholder regarding such Stockholder’s title to and ownership of Stockholder Shares; provided that no holder shall be obligated in connection with such Transfer to agree to indemnify or hold harmless the transferees with respect to an amount in excess of the net cash proceeds paid to such holder in connection with such Transfer).
     (c) Permitted Transfers. The restrictions set forth in this Section 6 shall not apply with respect to any Transfer of Stockholder Shares by a Stockholder (i) in the case of an individual, pursuant to applicable laws of descent and distribution or among such individual’s Family Group, (ii) in the case of the Investor and Parallex, among its Affiliates, or (iii) in the case of any Rollover Stockholder, to Parallex (collectively referred to herein as “Permitted Transferees”); provided that the restrictions contained in this Section 6 shall continue to be applicable to the Stockholder Shares after any such Transfer; and provided further that the transferees of such Stockholder Shares shall have agreed in writing to be bound by the provisions of this Agreement and the Registration Agreement affecting the Stockholder Shares so transferred. For purposes of this Agreement, “Family Group” means an individual’s spouse and descendants (whether natural or adopted) and any trust solely for the benefit of the Executive and/or the Executive’s spouse and/or descendants.

     7. Preemptive Rights.
     (a) If the Company issues or sells or authorizes the issuance or sale of any New Securities (as defined below) to the Investor or any of its Affiliates, the Company shall offer to each other Stockholder a portion of such New Securities (and if more than one class of securities is included in the New Securities, then a portion of the amount of each such class of securities included in the New Securities) equal to the quotient determined by dividing (A) the number of shares of Common Stock on a fully diluted basis held by such Stockholder, by (B) the aggregate amount of shares of Common Stock on a fully diluted basis, in each case determined before giving effect to the issuance of New Securities.
     (b) Each such Stockholder shall be entitled to purchase such New Securities at the most favorable price and on the most favorable economic terms as such New Securities are offered and sold; provided that if a Person participating in such purchase of New Securities is required in connection therewith also to purchase other securities of the Company, each Stockholder exercising its rights pursuant to this Section 7 shall also be required to purchase such other securities on the same economic terms and conditions as those on which the offeree or purchaser of the New Securities is or was required to purchase such other securities (e.g., such holder shall be required to purchase the same types and classes of other securities, in the same proportions relative to their purchases of New Securities and at the same unit prices). For example, if the Company offers to sell shares of Common Stock to the Investor and requires that, as part of such purchase, the offeree of such Common Stock must also purchase shares of Company preferred stock, each Stockholder exercising rights to purchase shares of Common Stock pursuant to this Section 7 would be obligated also to purchase the corresponding proportionate amount of Company preferred stock at the same price per share reflected in the Company’s offer. Each Stockholder participating in such purchase shall also be obligated to execute agreements in the form presented to such holder by the Company, so long as such agreements (including any representations or warranties contained therein) are substantially similar to those to be or previously executed by other purchasers of New Securities (without taking into consideration any rights which do not entitle such other purchaser(s) to a higher economic return on the New Securities than the economic return to which the Stockholders exercising rights pursuant to this Section 7 and thereby participating in such transaction will be entitled with respect to New Securities). The purchase price for all New Securities offered to each Stockholder shall be payable in cash by wire transfer of immediately available funds to an account designated by the Company. If any Rollover Stockholder declines to exercise its rights pursuant to this Section 7, Parallex shall be entitled to exercise such declining Rollover Stockholder’s preemptive rights as if Parallex were the owner of such Rollover Stockholder’s Stockholder Shares.
     (c) For purposes hereof, “New Securities” means any equity securities of the Company, or any securities containing options or rights to acquire Company equity securities, other than (i) securities issued as a dividend on the then outstanding Common Stock, (ii) securities issued pursuant to exercise, conversion or exchange of securities or rights outstanding on the date hereof or previously issued by the Company subject to this Section 7 (including pursuant to an exclusion from the definition of New Securities in any of clauses (i) through (vi) of this definition of New Securities), (iii) securities issued as consideration for the acquisition of or investment in another company or business or in support of other strategic transactions (whether through a purchase of securities, a merger, consolidation, purchase of assets or otherwise), (iv) securities issued in a Public Offering, (v) issuances of Common Stock or options to acquire Common Stock to employees, directors and consultants of the Company or its Subsidiaries on terms approved by the Board or (vi) securities issued as additional yield or return in respect of institutional indebtedness for borrowed money.

     (d) The rights set forth in this Section 7 shall terminate upon a Public Offering.
     8. Senior Preferred Stock Approval Rights. For so long as any shares of Senior Preferred Stock remain outstanding, without the prior written consent of the majority of the outstanding shares of Senior Preferred Stock:
     (a) the Company shall not pay any dividends to the holders of Junior Preferred Stock or Common Stock;
     (b) the Company and its Subsidiaries shall not increase the amount of indebtedness for borrowed money to an amount greater than (i) $25,000,000 plus (ii) the amount of such indebtedness for borrowed money available to the Company and its Subsidiaries as of the Effective Date pursuant to financing arrangements entered into in connection with the transactions contemplated by the Merger Agreement; and
     (c) no Stockholder (including the Investor) shall Transfer any of his, her or its Stockholder Shares, other than Transfers to Permitted Transferees and repurchases of Stockholder Shares by the Company from Executives no longer employed by the Company or its Subsidiaries in accordance with the terms of any Management Purchase Agreement.
     9. Affiliate Transactions. The Investor shall not enter into any Affiliate Transaction (including pursuant to Section 4) following the closing of the transactions contemplated by that certain Agreement and Plan of Merger, dated as of October 18, 2009, by and among the Company, Brickell Bay Merger Corp. and Allion Healthcare, Inc. (the “Merger Agreement”) without the consent of a majority of the then outstanding Rollover Stock. The Rollover Stockholders shall not enter into any Affiliate Transaction following the closing of transactions contemplated by the Merger Agreement without the approval of the Investor.
     10. Representations and Warranties of the Company. As a material inducement to the Investor, the Rollover Stockholders and the Executives to enter into this Agreement and to acquire the Senior Preferred Stock, Junior Preferred Stock and/or the Common Stock, the Company hereby represents and warrants to the Stockholders that:
     (a) The Company is a corporation duly organized, validly existing and in good standing under the laws of Delaware and is qualified to do business in every jurisdiction in which the failure to so qualify might reasonably be expected to have a material adverse effect on the financial condition, operating results, assets, operations or business prospects of the Company and its Subsidiaries taken as a whole. The Company has all requisite corporate power and authority and all material licenses, permits and authorizations necessary to own and operate its properties, to carry on its businesses as now conducted and presently proposed to be conducted and to carry out the transactions contemplated by this Agreement. The copies of the Company’s Certificate of Incorporation and bylaws which have been furnished to the Stockholders reflect all amendments made thereto at any time prior to the date of this Agreement and are correct and complete.

     (b) As of the Closing (as such term is defined in the Merger Agreement), the Company shall not have outstanding any stock or securities convertible or exchangeable for any shares of its capital stock or containing any profit participation features, nor shall it have outstanding any rights or options to subscribe for or to purchase its capital stock or any stock or securities convertible into or exchangeable for its capital stock or any stock appreciation rights or phantom stock plans other than pursuant to and as contemplated by this Agreement, the Purchase Agreement, the Exchange Agreements and the Certificate of Incorporation. As of the Closing, the Company shall not be subject to any obligation (contingent or otherwise) to repurchase or otherwise acquire or retire any shares of its capital stock or any warrants, options or other rights to acquire its capital stock, except pursuant to this Agreement, the Purchase Agreement, the Exchange Agreements and the Certificate of Incorporation. As of the Closing, all of the outstanding shares of the Company’s capital stock shall be validly issued, fully paid and nonassessable.
     (c) The execution, delivery and performance of the Transaction Documents to which the Company is a party have been duly authorized by the Company. Each Transaction Document and the Company’s Certificate of Incorporation constitutes a valid and binding obligation of the Company, enforceable in accordance with its terms. The execution and delivery by the Company of the Transaction Documents to which the Company is a party, the offering, sale and issuance of the Senior Preferred Stock, Junior Preferred Stock and Common Stock hereunder and the fulfillment of and compliance with the respective terms hereof and thereof by the Company do not and will not (a) conflict with or result in a material breach of the terms, conditions or provisions of, (b) constitute a material default under, (c) result in the creation of any material lien, security interest, charge or encumbrance upon the Company’s capital stock or assets pursuant to, (d) give any third party the right to modify, terminate or accelerate any material obligation under, (e) result in a material violation of, or (f) require any material authorization, consent, approval, exemption or other material action by or notice to any court or administrative or governmental body pursuant to, the Certificate of Incorporation or bylaws of the Company, or any law, statute, rule or regulation to which the Company is subject, or any material agreement, instrument, order, judgment or decree to which the Company is a party or by which it is bound.
     11. Definitions.
     “Additional Executive” means any employee of the Company or its subsidiaries who becomes a “Stockholder” in accordance with Section 13 of this Agreement.
     “Affiliate” shall mean, as to any Person, any other Person which directly or indirectly controls, or is under common control with, or is controlled by, such Person. As used in this definition, “control” (including, with it correlative meanings, “controlled by” and “under common control with”) shall mean possession, directly or indirectly, of power to direct or cause the direction of management or policies (whether through ownership interests, by contract or otherwise).

     “Affiliate Transaction” shall mean any agreement, contract, arrangement or other transaction or series of related transactions (including, without limitation, any purchase, sale, transfer, assignment, lease, license, conveyance or exchange of assets or property, any merger, consolidation or similar transaction or any provision of any service) between or among (i) the Company or any Affiliate controlled by the Company (a “Company-Controlled Affiliate”), on the one hand, and (ii) either (x) the Investor or any of its Affiliates or any director or officer of thereof (other than the Company or a Company-Controlled Affiliate) or (y) any Rollover Stockholder or any of their Affiliates or any director or officer thereof (other than the Company or a Company-Controlled Affiliate), on the other hand; provided, however, that Affiliate Transactions shall not include transactions effected pursuant to any Transaction Document.
     “By-Laws” means the Company’s By-Laws as in effect from time to time.
     “Certificate of Incorporation” means the Company’s Certificate of Incorporation as in effect from time to time.
     “Contributed Stock” means the capital stock in Allion Healthcare, Inc., a Delaware corporation, which the Rollover Stockholders and the Executives are contributing to the Company pursuant to the Exchange (as defined in the Exchange Agreements).
     “Management Purchase Agreements” means the management purchase agreements that may be entered into between the Company and certain employees of the Company or its Subsidiaries from time to time in a form mutually acceptable to the Purchaser and the Company pursuant to which such employees will purchase common stock of the Company.
     “Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust joint venture, an unincorporated organization and a governmental entity or any department, agency or political subdivision thereof.
     “Public Offering” means the sale in an underwritten public offering registered under the Securities Act of shares of the Company’s Common Stock approved by the Board and managed by a nationally-recognized investment banking firm.
     “Registration Agreement” means that certain Registration Agreement dated as of the date hereof, by and among the Company, the Investor, the Rollover Stockholders and certain Executives, as amended from time to time.
     “Restricted Securities” means (i) the Senior Preferred Stock, the Junior Preferred Stock and the Common Stock, and (ii) any securities issued with respect to the securities referred to in clause (i) above by way of a stock dividend or stock split or in connection with a combination of stock, recapitalization, merger, consolidation or other reorganization. As to any particular Restricted Securities, such securities shall cease to be Restricted Securities when they have (a) been effectively registered under the Securities Act and disposed of in accordance with the registration statement covering them, (b) been distributed to the public through a broker, dealer or market maker pursuant to Rule 144 (or any similar provision then in force) under the Securities Act or (c) been otherwise transferred and new certificates for them not bearing the Securities Act legend set forth in Section 3 have been delivered by the Company in accordance with Section 14(b). Whenever any particular securities cease to be Restricted Securities, the holder thereof shall be entitled to receive from the Company, without expense, new securities of like tenor not bearing a Securities Act legend of the character set forth in Section 3.

     “Sale of the Company” means any transaction or series of transactions pursuant to which any person(s) or entity(ies) other than the Investor (including any Affiliate of the Investor) in the aggregate acquire(s) (i) capital stock of the Company possessing the voting power (other than voting rights accruing only in the event of a default, breach or event of noncompliance) to elect a majority of the Board (whether by merger, consolidation, reorganization, combination, sale or transfer of the Company’s capital stock, shareholder or voting agreement, proxy, power of attorney or otherwise) or (ii) all or substantially all of the Company’s assets determined on a consolidated basis; provided that the term “Sale of the Company” shall not include a Public Offering.
     “Securities Act” means the Securities Act of 1933, as amended from time to time.
     “Stockholder Shares” means (i) any Senior Preferred Stock, Junior Preferred Stock or Common Stock purchased or otherwise acquired by any Stockholder, (ii) any equity securities issued or issuable directly or indirectly with respect to the Senior Preferred Stock, the Junior Preferred Stock or the Common Stock referred to in clause (i) above by way of stock dividend or stock split or in connection with a combination of shares, recapitalization, merger, consolidation or other reorganization, and (iii) any other shares of any class or series of capital stock of the Company held by a Stockholder. As to any particular shares constituting Stockholder Shares, such shares will cease to be Stockholder Shares when they have been (x) effectively registered under the Securities Act and disposed of in accordance with the registration statement covering them or (y) sold to the public through a broker, dealer or market maker pursuant to Rule 144 (or any similar provision then in force) under the Securities Act.
     “Subsidiary” means, with respect to any Person, any corporation of which a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of such Person or a combination thereof, or any partnership, association or other business entity of which a majority of the partnership or other similar ownership interest is at the time owned or controlled, directly or indirectly, by such Person or one or more Subsidiaries of such Person or a combination thereof. For purposes of this definition, a Person is deemed to have a majority ownership interest in a partnership, association or other business entity if such Person is allocated a majority of the gains or losses of such partnership, association or other business entity or is or controls the managing director or general partner of such partnership, association or other business entity.
     “Transaction Documents” means this Agreement, the Registration Agreement, the Purchase Agreement, the Exchange Agreements, the Management Purchase Agreements and each of the other agreements contemplated hereby and thereby.

     12. Transfers; Transfers in Violation of Agreement. Prior to effecting a Transfer of any Stockholder Shares to any person or entity, the transferring Stockholder shall cause the prospective transferee to execute and deliver to the Company and the other Stockholders a counterpart of this Agreement. A transferee of Stockholder Shares held by an Investor shall not be considered an Investor hereunder without the prior written consent of the holders of a majority of the shares of Common Stock then held by the Investors, provided that a Permitted Transferee of an Investor shall be considered an Investor hereunder. Any Transfer or attempted Transfer of any Stockholder Shares in violation of any provision of this Agreement shall be void, and the Company shall not record such transfer on its books or treat any purported transferee of such Stockholder Shares as the owner of such shares for any purpose.
     13. Additional Stockholders. In connection with the issuance of any additional equity securities of the Company, the Company may permit such person to become a party to this Agreement and to obtain all of the rights and obligations of a “Stockholder” under this Agreement by obtaining an executed counterpart signature page to this Agreement, and, upon such execution, such person shall for all purposes be a “Stockholder” party to this Agreement.
     14. Transfer of Restricted Securities.
     (a) General Provisions. In addition to the restrictions set forth in Sections 6 and 8(c), Restricted Securities are transferable only pursuant to (i) Public Offerings, (ii) Rule 144 or Rule 144A of the Securities and Exchange Commission (or any similar rule or rules then in force) if such rule is available and (iii) subject to the conditions specified in Section 14(b) below, any other legally available means of transfer.
     (b) Opinion Delivery. In connection with the Transfer of any Restricted Securities (other than a transfer described in Section 14(a)(i) or (ii) above), the holder thereof shall deliver written notice to the Company describing in reasonable detail the Transfer or proposed Transfer, together with an opinion of Kirkland & Ellis LLP or other counsel which (to the Company’s reasonable satisfaction) is knowledgeable in securities law matters to the effect that such Transfer of Restricted Securities may be effected without registration of such Restricted Securities under the Securities Act. In addition, if the holder of the Restricted Securities delivers to the Company an opinion of Kirkland & Ellis LLP or such other approved counsel that no subsequent Transfer of such Restricted Securities shall require registration under the Securities Act, the Company shall promptly upon such contemplated Transfer deliver new certificates for such Restricted Securities which do not bear the Securities Act legend set forth in Section 3. If the Company is not required to deliver new certificates for such Restricted Securities not bearing such legend, the holder thereof shall not Transfer the same until the prospective transferee has confirmed to the Company in writing its agreement to be bound by the conditions contained in this Section 14(b).
     15. Holdback Agreement. Subject to the terms and conditions of the Registration Agreement, each holder of Stockholder Shares shall not effect any public sale or distribution (including sales pursuant to Rule 144) of equity securities of the Company, or any securities convertible into or exchangeable or exercisable for such securities, during the seven days prior to and the 180-day period beginning on the effective date of an initial Public Offering, unless the underwriters managing such initial Public Offering otherwise agree.

     16. No Right to Employment. As an inducement to the Company to issue the Executive Stock to each Executive, and as a condition thereto, each Executive acknowledges and agrees that neither the issuance of the Executive Stock to such Executive nor any provision contained herein shall entitle such Executive to remain in the employment of the Company or any of its Subsidiaries or affect the right of the Company or any such Subsidiary to terminate such Executive’s employment at any time for any reason.
     17. Stock Powers. Concurrently with the execution of this Agreement, each Executive shall execute in blank five stock transfer powers in the form of Exhibit A attached hereto (the “Stock Powers”) with respect to the Executive Stock and shall deliver such Stock Powers to the Company. The Stock Powers shall authorize the Company to assign, transfer and deliver the Executive Stock to the appropriate acquiror thereof pursuant to Section 4 and Section 6.
     18. Spousal Consent. Upon execution of this Agreement by each Executive, each Executive’s spouse shall execute the Consent in the form of Exhibit B attached hereto.
     19. Tax Treatment. Each of the parties hereto intend that the Exchange (as defined in the Exchange Agreements) and the related transactions contemplated by the Exchange Agreements qualify as part of an exchange of property for stock under Section 351 of the Internal Revenue Code of 1986, as amended (the “Code”). Each of the parties hereto shall prepare and file all tax returns in a manner consistent with such treatment, including filing the statements required by Treasury Regulation § 1.351-3 with his, her or its federal income tax return filed for the taxable year in which includes the date of the Closing (as such term is defined in the Merger Agreement).
     20. Agreements Unchanged. Nothing in this Agreement shall amend, modify, alter or change any of the parties rights or obligations under the Merger Agreement, including, without limitation, Executives’ indemnification obligations hereunder or under any other agreements pursuant to which they are a party.
     21. No Inducement. Each Executive hereby represents and warrants that he or she has not been induced to agree to and execute this Agreement, the applicable Management Purchase Agreement, the Registration Agreement and the other agreements contemplated hereby and thereby to which such Executive is a party by any statement, act or representation of any kind or character by anyone, except as contained herein. Each Executive further represents that he or she has fully reviewed this Agreement, the applicable Management Purchase Agreement, the Registration Agreement and the other agreements contemplated hereby and thereby to which such Executive is a party and has full knowledge of their respective terms, and executes this Agreement, the applicable Management Purchase Agreement, the Registration Agreement and the other agreements contemplated hereby and thereby to which such Executive is a party of his or her own choice and free will, after having received the advice of his or her attorney(s).

     22. Indemnification and Reimbursement of Payments on Behalf of Executive. Notwithstanding anything contained in this Agreement (or any other agreement between Executive and the Company or any of its Subsidiaries) to the contrary, the Company or its Subsidiaries shall be entitled to deduct and withhold from any amounts distributable to or with respect to the Executive Stock or any proceeds from the sale or other disposition of the Executive Stock (or from any other amounts due to Executive from the Company or any of its Subsidiaries, including from Executive’s wages, compensation, or benefits) as may be required by the Code, or under any foreign, state, or local law or, in connection with Executive’s compensation or the issuance, vesting, modification, adjustment, disposition or otherwise with respect to the Executive Stock. In the event that the Company or any of its Subsidiaries does not make such deductions or withholdings, Executive shall indemnify the Company and its Subsidiaries for any amounts paid or payable by the Company or any of its Subsidiaries with respect to any such taxes, together with any interest, penalties and additions to tax and any related expenses thereto. Without limiting the generality of the foregoing, Executive hereby agrees and acknowledges that neither the Company nor any of its Subsidiaries makes any representations with respect to the application of Code §409 to Executive’s compensation or the Executive Stock and, by the acceptance of the Executive Stock, Executive agrees to accept the potential application of Code §409A to Executive’s compensation or the Executive Stock and the other tax consequences of the issuance, vesting, ownership, modification, adjustment, and disposition of the Executive Stock. Executive agrees to hold harmless and indemnify the Company and its Subsidiaries from any adverse tax consequences to Executive with respect to Executive’s compensation or the Executive Stock, any withholding or other tax obligations of the Company and its Subsidiaries with respect to Executive’s compensation or the Executive Stock and from any action or inaction or omission of the Company and its Subsidiaries that may cause such compensation or Executive Stock to be or become subject to Code §409A.
     23. Code §409A Amendment. The Company and Executive agree to cooperate to amend this Agreement to the extent reasonably necessary to avoid imposition of any additional tax or income recognition prior to actual payment to you under Code §409A and any temporary or final treasury regulations and Internal Revenue Service guidance thereunder, but only to the extent such amendment would not (and could not) have an adverse effect on the Company and would not provide Executive with any additional rights, in each case as determined by the Company in its sole discretion.
     24. Amendment and Waiver. Except as otherwise provided herein, no modification, amendment or waiver of any provision of this Agreement shall be effective against the Company or the Stockholders unless such modification, amendment or waiver is approved in writing by the holders of a majority of the shares of Common Stock; provided that Sections 1, 4, 6, 7, 8, 9, or 19 may not be amended without the prior written consent of a majority of the outstanding Rollover Stock. The failure of any party to enforce any of the provisions of this Agreement shall in no way be construed as a waiver of such provisions and shall not affect the right of such party thereafter to enforce each and every provision of this Agreement in accordance with its terms.
     25. Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or any other jurisdiction, but this Agreement shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.

     26. Entire Agreement. Except as otherwise expressly set forth herein, this document embodies the complete agreement and understanding among the parties hereto with respect to the subject matter hereof and supersedes and preempts any prior understandings, agreements or representations by or among the parties, written or oral, which may have related to the subject matter hereof in any way.
     27. Successors and Assigns. Except as otherwise provided herein, this Agreement shall bind and inure to the benefit of and be enforceable by the Company and its successors and assigns and the Stockholders and any subsequent holders of Stockholder Shares and the respective successors and assigns of each of them, so long as they hold Stockholder Shares.
     28. Counterparts; Facsimile Transmission. This Agreement may be executed simultaneously in two or more counterparts, any one of which need not contain the signatures of more than one party, but all such counterparts taken together will constitute one and the same Agreement. Delivery of executed signature pages hereof by facsimile transmission, telecopy or portable document format (pdf) shall constitute effective and binding execution and delivery of this Agreement.
     29. Remedies. The Company, the Investor, the Executives and each Additional Executive shall be entitled to enforce their rights under this Agreement specifically to recover damages by reason of any breach of any provision of this Agreement and to exercise all other rights existing in their favor. The parties hereto agree and acknowledge that money damages may not be an adequate remedy for any breach of the provisions of this Agreement and that the Company, the Investor, the Executives and each Additional Executive may in its sole discretion apply to any court of law or equity of competent jurisdiction for specific performance and/or injunctive relief (without posting a bond or other security) in order to enforce or prevent any violation of the provisions of this Agreement.
     30. Notices. Any notice provided for in this Agreement shall be in writing and shall be either personally delivered, or mailed first class mail (postage prepaid) or sent by reputable overnight courier service (charges prepaid) to the Company at the address set forth below and to any other recipient and to any subsequent holder of Stockholder Shares subject to this Agreement at such address as indicated by the Company’s records, or at such address or to the attention of such other person as the recipient party has specified by prior written notice to the sending party. Notices will be deemed to have been given hereunder when delivered personally, three days after deposit in the U.S. mail and one day after deposit with a reputable overnight courier service.
     If to the Company:

Brickell Bay Acquisition Corp. c/o H.I.G. Capital, L.L.C. 1001 Brickell Bay Drive, 27th Floor Miami, Florida 33131 Attention: Brian Schwartz Facsimile: (305) 379-2013

     If to the Investor:

H.I.G. Healthcare, LLC c/o H.I.G. Capital, L.L.C. 1001 Brickell Bay Drive, 27th Floor Miami, Florida 33131 Attention: Brian Schwartz Facsimile: (305) 379-2013
     with a copy to:

Kirkland & Ellis LLP 300 North LaSalle Street Chicago, Illinois 60654 Attention: Michael H. Weed Facsimile: (312) 862-2200
     31. Governing Law. The law of the State of Delaware shall govern all issues concerning the relative rights of the Company and its stockholders and all other questions concerning the construction, validity and interpretation of this Agreement.
     32. Consent to Jurisdiction. EACH OF THE PARTIES IRREVOCABLY SUBMITS TO THE NON-EXCLUSIVE JURISDICTION OF THE UNITED STATES DISTRICT COURT FOR THE DISTRICT OF DELAWARE, FOR THE PURPOSES OF ANY SUIT, ACTION OR OTHER PROCEEDING ARISING OUT OF THIS AGREEMENT, ANY RELATED AGREEMENT OR ANY TRANSACTION CONTEMPLATED HEREBY OR THEREBY. EACH OF THE PARTIES HERETO FURTHER AGREES THAT SERVICE OF ANY PROCESS, SUMMONS, NOTICE OR DOCUMENT BY U.S. REGISTERED MAIL TO SUCH PARTY’S RESPECTIVE ADDRESS SET FORTH ABOVE SHALL BE EFFECTIVE SERVICE OF PROCESS FOR ANY ACTION, SUIT OR PROCEEDING WITH RESPECT TO ANY MATTERS TO WHICH IT HAS SUBMITTED TO JURISDICTION IN THIS PARAGRAPH. EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY OBJECTION TO THE LAYING OF VENUE OF ANY ACTION, SUIT OR PROCEEDING ARISING OUT OF THIS AGREEMENT, ANY RELATED DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY AND THEREBY IN THE UNITED STATES DISTRICT COURT FOR THE DISTRICT OF DELAWARE, AND HEREBY AND THEREBY FURTHER IRREVOCABLY AND UNCONDITIONALLY WAIVES AND AGREES NOT TO PLEAD OR CLAIM IN ANY SUCH COURT THAT ANY SUCH ACTION, SUIT OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.
     33. WAIVER OF JURY TRIAL. AS A SPECIFICALLY BARGAINED FOR INDUCEMENT FOR EACH OF THE PARTIES HERETO TO ENTER INTO THIS AGREEMENT (AFTER HAVING THE OPPORTUNITY TO CONSULT WITH COUNSEL), EACH PARTY HERETO EXPRESSLY WAIVES THE RIGHT TO TRIAL BY JURY IN ANY LAWSUIT OR PROCEEDING RELATING TO OR ARISING IN ANY WAY FROM THIS AGREEMENT OR THE MATTERS CONTEMPLATED HEREBY.

     34. Descriptive Headings. The descriptive headings of this Agreement are inserted for convenience only and do not constitute a part of this Agreement.
     35. No Strict Construction. The parties hereto have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement.
     36. Effectiveness. This Agreement shall be a binding obligation of the parties as of the date it is executed but not effective until the Effective Date; provided that in the event that the Merger Agreement is terminated prior to the Effective Date, this Agreement shall be deemed void and of no further force and effect.
* * * * *

     IN WITNESS WHEREOF, the parties hereto have executed this Stockholders Agreement on the day and year first above written.

BRICKELL BAY ACQUISITION CORP.
/s/ Brian D. Schwartz
By: Brian D. Schwartz
Its: President

H.I.G. HEALTHCARE, LLC
By: H.I.G. Bayside Debt & LBO Fund II, L.P.
Its: Manager

By: H.I.G. Bayside Advisors II, LLC
Its: General Partner

By: H.I.G.-GPII, Inc.
Its: Manager

By:	/s/ Richard H. Siegel
	Name:	Richard H. Siegel
Its: Vice President and General Counsel

ROLLOVER STOCKHOLDERS PARALLEX LLC
By:
Name:
	Title:	Manager

[Other Rollover Stockholders]

Schedule of Executives
None as of October 18, 2009.

EXHIBIT A
ASSIGNMENT SEPARATE FROM CERTIFICATE
FOR VALUE RECEIVED, [Executive] does hereby sell, assign and transfer unto                          , a                          ,                                 of Brickell Bay Acquisition Corp., a Delaware corporation (the “Company”), standing in the undersigned’s name on the books of the Company represented by Certificate Nos.                           herewith and does hereby irrevocably constitute and appoint each principal of                           (acting alone or with one or more other such principals) as attorney to transfer the said stock on the books of the Company with full power of substitution in the premises.

Dated:

EXHIBIT B
SPOUSAL CONSENT
The undersigned spouse of such Executive hereby acknowledges that I have read the foregoing Stockholders Agreement, executed by Executive and dated as of the date hereof, and that I understand its contents. I am aware that the foregoing Stockholders Agreement imposes certain restrictions on such securities (including, without limitation, the transfer restriction thereof). I agree that my spouse’s interest in these securities is subject to these restrictions and any interest that I may have in such securities shall be irrevocably bound by these agreements and further, that my community property interest, if any, shall be similarly bound by these agreements.
                                               Date:                                           , 200
Spouse’s Name:
                                               Date:                                           , 200
Witness’ Name: